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EXHIBIT 99.(1)(b)

     Establishment and Designation of Shares
     of Beneficial Interest in the Equity Index Series
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     PACIFIC SELECT FUND

     Establishment and Designation of
     Shares of Beneficial Interest, $.001 Par Value

The undersigned, being all the Trustees of Pacific Select Fund, a Massachusetts business trust (the "Trust"), acting pursuant to Section 6.2 of the AMENDED AND RESTATED AGREEMENT AND DECLARATION OF TRUST, dated July 9th, 1987, ("Declaration of Trust"), and having heretofore divided the Shares of beneficial interest of the Trust into eight separate Series (the "Series"), hereby establish one additional Series of the Trust and the additional Series to have the following special and relative rights:

     1.  The Series shall be designated the Equity Index Series;

     2. The Series shall be authorized to hold cash and invest in securities, instruments and other property as from time to time described in the Trust's then currently effective prospectuses and registration statement under the Securities Act of 1933. Each Share of beneficial interest of the Series shall be redeemable as provided in the Declaration of Trust, and shall be entitled to one vote (or fraction thereof in respect of a fractional share), unless otherwise required by law, on matters in which that Series shall be entitled to vote, and shall represent a pro rata beneficial interest in the assets allocated to that Series. The proceeds of sales of Shares of a Series, together with any income and gain thereon, less any dimution or expenses thereof, shall irrevocably belong to that Series, unless otherwise required by law and shall be entitled to vote and be entitled to receive its pro rata share of net assets upon liquidation of that Series, all as provided in the Declaration of Trust. Upon redemption of a Shareholder's Shares, or indemnification for liabilities incurred by reason of a Shareholder being or having been a Shareholder of the Series, such Shareholder shall be paid solely out of the property of such Series.

     3. Shareholders of the Series shall vote separately as a class on any matter, except to the extent required by the Investment Company Act of 1940 or when the Trustees have determined that the matter affects only the interests of Shareholder of such Series, then only the Shareholders of such Series shall be entitled to vote thereon. Any matter shall be deemed to have been effectively acted upon with respect to any Series as provided in Rule 18f-2 under such Act or any successor rule and in the Declaration of Trust.

     4. The assets and liabilities of the Series shall be allocated as set forth in Section 6.2 of the Declaration of Trust.

     5. The Trustees (including any successor Trustees) shall have the right at any time and from time to time to reallocate assets and expenses or to change the designation of the Series now or hereafter created, or to otherwise change the special and relative rights of any such Series provided that such change shall not adversely affect the rights of Shareholders of the Series.
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     IN WITNESS WHEREOF,  the undersigned have executed this instrument on this
28th day of October, 1988.



 /s/ THOMAS C. SUTTON                             /s/ ALAN RICHARDS
 Trustee                                          Trustee


/s/ RICHARD L. NELSON                             /s/ WILLIAM D. CVENGROS
Trustee                                           Trustee


/s/ LYMAN W. PORTER
Trustee